Exhibit 3.222

Execution Version

AMENDMENT NO. 1
TO
LIMITED LIABILITY COMPANY AGREEMENT OF
ROWAN MARINE SERVICES LLC

This Amendment No. 1 to the Limited Liability Company Agreement (this "**Amendment**") of Rowan Marine Services LLC, a Delaware limited liability company (the "**Company**"), dated effective as of January 31, 2020 (the "**Effective Date**"), is made by and between Rowan Companies, Inc., a Delaware corporation (the "**Existing Member**"), and Ensco Offshore Company, a Delaware corporation (the "**New Member**").

RECITALS:

A. Reference is made herein to that certain Limited Liability Company Operating Agreement of the Company dated December 19, 2019 (the "**LLC Agreement**"). Terms used but not defined herein shall have the meanings set forth in the LLC Agreement.

B. Pursuant to Section 27 of the LLC Agreement, the LLC Agreement may be amended as set forth herein by a written agreement executed and delivered by the Existing Member, which is a signatory to this Amendment.

C. As of the Effective Date, the Existing Member desires to transfer all outstanding liability company interest of the Company (the "**Membership Interests**") to the New Member, and the Existing Member and the New Member desire to have the New Member become the sole Member of the Company.

D. The Existing Member and the New Member desire to amend the LLC Agreement as set forth herein.

AGREEMENT:

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the LLC Agreement is hereby amended as follows:

Section 1. Amendment of References. Each reference to "Rowan Companies, Inc." in the LLC Agreement is hereby removed and replaced in its entirety with "Ensco Offshore Company".

Section 2. New Member. By executing and delivering this Amendment, (i) the Existing Member hereby acknowledges that it has transferred all outstanding Membership Interests to the New Member and (ii) the New Member hereby confirms and agrees that, as of the date hereof, the New Member will be bound by the terms, conditions, restrictions and obligations set forth in the LLC Agreement to the same extent as if the New Member had executed the LLC Agreement as the Member thereof.

Section 3. Miscellaneous. The provisions of the LLC Agreement shall remain in full force and effect except as expressly amended and modified as set forth in this Amendment. This

34. Amendment to Rowan Marine LLC Agreement

34. Amendment to Rowan Marine LLC Agreement 2 Amendment and the rights and obligations of the parties hereunder shall be governed by a nd interpreted, construed and enforced in accordance with the laws of the State of Delaware without regard to any choice of law principles. This Amendment may be executed in one or more counterparts, each of which shall be an original and all of which shall constitute but one and the same document. [Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed this Amendment effective as of the date first set forth above. EXISTING MEMBER: ROWAN COMPANIES, INC. By ~-~ Name: Darin Gibbins Title: President NEW MEMBER: ENSCO OFFSHORE COMPANY By: ------------------- Name: Christopher M. Johnston Title: President 34. Amendment to Rowan Marine LLC Agreement

IN WITNESS WHEREOF, the undersigned have executed this Amendment effective as of the date first set forth above. EXISTING MEMBER: ROWAN COMPANIES, INC. By: ---,----,-,--------------- Name: Darin Gibbins Title: President NEW MEMBER: ENSCO OFFSHORE COMPANY By: --------,Y--------------- N am e: Christo 1er M. Johnston Title: President 34. Amendment to Rowan Marine LLC Agreement